EXHIBIT 99.1

Worthington Reports First Quarter Fiscal 2018 Results

COLUMBUS, Ohio, Sept. 27, 2017 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE:WOR) today reported net sales of $848.2 million and net earnings of $45.5 million, or $0.70 per diluted share, for its fiscal 2018 first quarter ended August 31, 2017.  Net earnings in the quarter included pre-tax restructuring charges totaling $2.3 million, which reduced earnings per diluted share by $0.03.  In the first quarter of fiscal 2017, the Company reported net sales of $737.5 million and net earnings of $65.6 million, or $1.02 per diluted share.  Net earnings in the first quarter of fiscal 2017 were aided by significant inventory holding gains and included pre-tax restructuring charges totaling $1.3 million, which reduced earnings per diluted share by $0.01.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	1Q 2018	4Q 2017	1Q 2017
Net sales	$848.2	$845.3	$737.5
Operating income	42.2	70.9	64.9
Equity income	27.3	25.7	34.5
Net earnings	45.5	56.5	65.6
Earnings per diluted share	$0.70	$0.87	$1.02

“We started off our new fiscal year with good results, though not as strong as last year’s record quarter,” said John McConnell, Chairman and CEO.  “We saw increases in our heavy truck and agriculture volumes, while there was some softening in automotive.”  McConnell added, “In the Cylinders business, we saw increasing demand for our oil and gas equipment and integration of our newest acquisition, Amtrol, is going well.  While our joint venture ClarkDietrich was negatively impacted by higher steel costs, WAVE and Serviacero both had improved results.”

Consolidated Quarterly Results

Net sales for the first quarter of fiscal 2018 were $848.2 million, up 15% over the comparable quarter in the prior year, when net sales were $737.5 million. The increase was driven by higher average selling prices in Steel Processing and contributions from the June 2, 2017 acquisition of Amtrol.

Gross margin decreased $14.5 million from the prior year quarter to $132.8 million as contributions from Amtrol were more than offset by lower spreads at Steel Processing, down approximately $23.4 million from the prior year quarter, when rising steel prices led to significant inventory holding gains.

Operating income for the current quarter was $42.2 million, a decrease of $22.7 million from the prior year quarter.  In addition to lower gross margin, operating income was negatively impacted by higher SG&A expense, up $7.2 million, due primarily to the Amtrol acquisition.

Interest expense was $8.8 million for the current quarter, compared to $7.9 million in the prior year quarter.  The increase was due primarily to the issuance of $200.0 million of senior unsecured notes due August 1, 2032.

Equity income from unconsolidated joint ventures decreased $7.2 million from the prior year quarter to $27.3 million.  ClarkDietrich’s contribution to equity income was $7.9 million lower than the prior year quarter as higher steel prices compressed margins. The Company received cash distributions of $19.6 million from unconsolidated joint ventures during the quarter for a cash conversion rate of 72% on equity income.

Income tax expense was $13.0 million in the current quarter compared to $23.9 million in the prior year quarter.  The decrease was due primarily to lower earnings in the current quarter. Tax expense in the current quarter reflects an estimated annual effective rate of 30.5% compared to 31.2% for the prior year quarter.

Balance Sheet

At quarter-end, total debt was $780.6 million, up $202.0 million from May 31, 2017, due to the issuance of the 2032 Notes and the acquisition of Amtrol.  The Company had $195.9 million of cash at quarter-end. The net assets of Amtrol have been reflected in the Company’s balance sheet since being acquired on June 2, 2017, for approximately $291.9 million.

Quarterly Segment Results

Steel Processing’s net sales totaled $543.5 million, up 7%, or $37.8 million, over the comparable prior year quarter driven by higher average selling prices.  Operating income of $32.9 million was $21.9 million less than the prior year quarter on lower spreads, down approximately $23.4 million from the prior year quarter, when rising steel prices led to significant inventory holding gains. The mix of direct versus toll tons processed was 56% to 44% in the current quarter, compared to 52% to 48% in the prior year quarter.

Pressure Cylinders’ net sales totaled $269.8 million, up 31%, or $64.6 million, over the comparable prior year quarter due to contributions from the Amtrol acquisition and higher volumes in the oil & gas equipment business.  Operating income of $10.5 million was $3.6 million less than the prior year quarter driven primarily by the non-recurring costs related to the Amtrol acquisition.  These costs included purchase accounting adjustments related to inventory, acquisition-related costs and accrued severance.  Excluding those non-recurring costs, Amtrol would have reported operating income of $3.4 million.  Declines in the alternative fuels business offset improvements in the oil & gas equipment business and lower legacy SG&A spend.

Engineered Cabs’ net sales totaled $31.9 million, up $6.3 million, or 25%, over the prior year quarter on higher volume.  The operating loss of $0.4 million was $1.4 million less than the prior year quarter due to the favorable impact of higher volume.

Recent Business Developments

  During the quarter, the Company repurchased a total of 875,000 common shares for $45.1 million at an average price of $51.52.

  On June 2, 2017, the Company acquired Amtrol, a leading manufacturer of pressure cylinders and water system tanks with operations in the U.S. and Europe.  The total purchase price was $291.9 million after adjusting for final working capital.  The acquisition was funded primarily with cash on hand.  The net assets became part of the Company’s Pressure Cylinders operating segment at closing, with the well water and expansion tank operations aligning under the consumer products business and the refrigerant, liquid propane and industrial and specialty gas operations aligning under the industrial products business.

  On July 28, 2017, the Company completed a public offering of $200.0 million aggregate principal amount of senior unsecured notes.  The notes bear interest at a rate of 4.3% and mature on August 1, 2032.

Outlook

“The Company is operating well as we continue to institute lean practices within our businesses, improving operations at all levels,” McConnell said.  “We believe that most of the markets we serve are healthy with some showing more strength than others.  We are off to a good start in fiscal 2018.”

Conference Call

Worthington will review fiscal 2018 first quarter results during its quarterly conference call on September 27, 2017, at 2:00 p.m., Eastern Time.  Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2017 fiscal year sales of $3.0 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant and industrial gases and cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 11,000 people and operates 85 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts and the ability to improve performance and competitive position at our operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to successfully integrate AMTROL and the expected benefits, costs and results from the acquisition of AMTROL; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders;  expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and global economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of our products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which we participate; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom we do business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of our products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by us in the application of our significant accounting policies; level of imports and import prices in our markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws which may increase our healthcare and other costs and negatively impact our operations and financial results; cyber security risks; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2017.

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share amounts)

	Three Months Ended August 31,
	2017	2016
Net sales	$848,237	$737,549
Cost of goods sold	715,459	590,267
Gross margin	132,778	147,282
Selling, general and administrative expense	88,249	81,056
Restructuring and other expense	2,304	1,328
Operating income	42,225	64,898
Other income (expense):
Miscellaneous income, net	348	863
Interest expense	(8,807)	(7,870)
Equity in net income of unconsolidated affiliates	27,306	34,544
Earnings before income taxes	61,072	92,435
Income tax expense	12,998	23,899
Net earnings	48,074	68,536
Net earnings attributable to noncontrolling interests	2,540	2,969
Net earnings attributable to controlling interest	$45,534	$65,567

Basic
Average common shares outstanding	62,444	61,885
Earnings per share attributable to controlling interest	$0.73	$1.06

Diluted
Average common shares outstanding	64,590	64,337
Earnings per share attributable to controlling interest	$0.70	$1.02

Common shares outstanding at end of period	62,144	62,179

Cash dividends declared per share	$0.21	$0.20

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED BALANCE SHEETS (In thousands)

	August 31,	May 31,
	2017	2017
Assets
Current assets:
Cash and cash equivalents	$195,855	$278,081
Receivables, less allowances of $3,789 and $3,444 at August 31, 2017
and May 31, 2017, respectively	465,113	486,730
Inventories:
Raw materials	232,571	185,001
Work in process	102,875	95,630
Finished products	90,433	73,303
Total inventories	425,879	353,934
Income taxes receivable	2,105	7,164
Assets held for sale	9,358	9,654
Prepaid expenses and other current assets	62,855	55,406
Total current assets	1,161,165	1,190,969
Investments in unconsolidated affiliates	212,670	208,591
Goodwill	355,455	247,673
Other intangible assets, net of accumulated amortization of $68,245 and
$63,134 at August 31, 2017 and May 31, 2017, respectively	247,757	82,781
Other assets	27,917	24,841
Property, plant and equipment:
Land	27,374	22,077
Buildings and improvements	304,705	297,951
Machinery and equipment	1,024,498	961,542
Construction in progress	30,174	27,616
Total property, plant and equipment	1,386,751	1,309,186
Less: accumulated depreciation	761,161	738,697
Total property, plant and equipment, net	625,590	570,489
Total assets	$2,630,554	$2,325,344

Liabilities and equity
Current liabilities:
Accounts payable	$384,486	$368,071
Short-term borrowings	421	123
Accrued compensation, contributions to employee benefit plans and
related taxes	73,040	86,201
Dividends payable	14,148	13,698
Other accrued items	55,332	41,551
Income taxes payable	7,485	4,448
Current maturities of long-term debt	7,072	6,691
Total current liabilities	541,984	520,783
Other liabilities	66,093	61,498
Distributions in excess of investment in unconsolidated affiliate	58,371	63,038
Long-term debt	773,090	571,796
Deferred income taxes, net	108,289	34,300
Total liabilities	1,547,827	1,251,415
Shareholders' equity - controlling interest	958,174	951,635
Noncontrolling interests	124,553	122,294
Total equity	1,082,727	1,073,929
Total liabilities and equity	$2,630,554	$2,325,344

WORTHINGTON INDUSTRIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended August 31,
	2017	2016
Operating activities:
Net earnings	$48,074	$68,536
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	25,365	21,831
Provision for deferred income taxes	7,934	20
Bad debt income	(62)	(81)
Equity in net income of unconsolidated affiliates, net of distributions	(7,755)	3,898
Net loss on assets	1,425	4,396
Stock-based compensation	3,407	3,136
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	62,678	16,954
Inventories	(34,696)	(50,398)
Prepaid expenses and other current assets	1,143	7,162
Other assets	(350)	1,246
Accounts payable and accrued expenses	(26,791)	43,061
Other liabilities	2,983	1,144
Net cash provided by operating activities	83,355	120,905

Investing activities:
Investment in property, plant and equipment	(18,013)	(16,316)
Acquisitions, net of cash acquired	(284,505)	-
Proceeds from sale of assets	427	157
Net cash used by investing activities	(302,091)	(16,159)

Financing activities:
Net proceeds from (repayments of) short-term borrowings	298	(1,117)
Proceeds from long-term debt, net of issuance costs	198,279	-
Principal payments on long-term debt	(219)	(219)
Proceeds from issuance of common shares, net of tax withholdings	(3,274)	5,821
Payments to noncontrolling interests	(720)	-
Repurchase of common shares	(45,076)	-
Dividends paid	(12,778)	(11,894)
Net cash provided (used) by financing activities	136,510	(7,409)

Increase (decrease) in cash and cash equivalents	(82,226)	97,337
Cash and cash equivalents at beginning of period	278,081	84,188
Cash and cash equivalents at end of period	$195,855	$181,525

WORTHINGTON INDUSTRIES, INC. SUPPLEMENTAL DATA (In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended August 31,
	2017	2016
Volume:
Steel Processing (tons)	968,330	1,031,498
Pressure Cylinders (units)	20,441,276	18,915,878

Net sales:
Steel Processing	$543,491	$505,674
Pressure Cylinders	269,811	205,209
Engineered Cabs	31,946	25,581
Other	2,989	1,085
Total net sales	$848,237	$737,549

Material cost:
Steel Processing	$379,220	$312,715
Pressure Cylinders	120,631	82,928
Engineered Cabs	14,217	11,247

Selling, general and administrative expense:
Steel Processing	$36,528	$36,882
Pressure Cylinders	45,468	36,990
Engineered Cabs	4,269	3,951
Other	1,984	3,233
Total selling, general and administrative expense	$88,249	$81,056

Operating income (loss):
Steel Processing	$32,872	$54,782
Pressure Cylinders	10,458	14,105
Engineered Cabs	(361)	(1,843)
Other	(744)	(2,146)
Total operating income	$42,225	$64,898

Equity income (loss) by unconsolidated affiliate:
WAVE	$22,228	$20,746
ClarkDietrich	707	8,667
Serviacero	2,974	1,952
ArtiFlex	1,483	2,893
Other	(86)	286
Total equity income	$27,306	$34,544

WORTHINGTON INDUSTRIES, INC. SUPPLEMENTAL DATA (In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended August 31,
	2017	2016
Volume (units):
Consumer products	16,354,427	16,146,717
Industrial products	3,976,290	2,632,343
Alternative fuels	109,856	136,062
Oil & gas equipment	703	756
Total Pressure Cylinders	20,441,276	18,915,878

Net sales:
Consumer products	$108,681	$81,801
Industrial products	113,014	79,185
Alternative fuels	23,679	29,762
Oil & gas equipment	24,437	14,461
Total Pressure Cylinders	$269,811	$205,209

The following provides detail of restructuring and other expense included in operating income by segment.

	Three Months Ended August 31,
	2017	2016
Restructuring and other expense:
Steel Processing	$279	$966
Pressure Cylinders	1,877	146
Engineered Cabs	4	206
Other	144	10
Total restructuring and other expense	$2,304	$1,328

Contacts:
CATHY M. LYTTLE
VP, CORPORATE COMMUNICATIONS
AND INVESTOR RELATIONS
614.438.3077 | cathy.lyttle@WorthingtonIndustries.com

SONYA L. HIGGINBOTHAM
DIRECTOR, CORPORATE COMMUNICATIONS
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com